Exhibit 99.1
iPASS REPORTS FOURTH QUARTER 2008 FINANCIAL RESULTS

iPass Restructures Business To Increase Focus And Meet Changing Business Conditions

REDWOOD SHORES, Calif. — February 23, 2009 — iPass Inc. (Nasdaq: IPAS), a global provider of services that unify the management of enterprise mobility, today announced financial results for its fourth quarter ended December 31, 2008.

“Clearly the current economic environment is brutal and the sharp decline in business travel during the fourth quarter impacted our revenues,” said Evan Kaplan, President and Chief Executive Officer of iPass. “Yet in spite of this tremendous headwind, we continued growing mobile broadband revenues and acquiring new name-brand customers.  With our strong balance sheet, diversified customer base and upcoming cost reductions, we believe iPass is well-positioned not only to weather the recession, but to emerge from it as a more focused and stronger competitor.”

“The plan for 2009 focuses the company on three key objectives: to increase user penetration within our customer base, to lead in the enterprise transition to 3G mobile broadband, and to accelerate the development of the next generation of our service delivery platform.  The upgrades to our platform are designed to give our customers a cloud-based service through which they can configure tailored solutions for their mobile workers that embrace a variety of access methods, network providers and devices.   We expect the platform to broaden the appeal of our services and to become the foundation for an array of value-added offerings provided by iPass and its partners.”

To free up resources for these strategic investments, and to align the company’s cost structure with an expected decrease in usage revenues, iPass’ also announced that it will be implementing a restructuring plan.

The restructuring plan is expected to reduce non-stock compensation network operations, research and development, sales and marketing and general and administrative costs by approximately $1.75 million per quarter beginning in the second quarter of 2009.  As part of this restructuring, iPass has initiated a reduction in force that will affect a total of approximately 70 people from a global workforce of approximately 520.

Included in the company’s GAAP operating loss and GAAP net loss is a non-cash goodwill and long lived assets impairment charge of approximately $84.1 million dollars.  The charge was related to assets initially recorded in connection with acquisitions over the last four years.

Financial Highlights (In millions, except per share amounts)	Q4’08		Q3’08	Q4’07

Total Revenues	$46.4		$48.4	$50.0

Broadband Revenues	$27.1		$26.3	$22.1

Software and Service Fee Revenues	$11.9		$13.3	$14.5

Dial Revenues	$7.4		$8.8	$13.4

Operating loss	$(86.6	)*	$(1.7)	$(4.6)

Non-GAAP Operating Income (loss)	$(1.1)		$0.8	$0.4

GAAP Net loss	$(86.7	)*	$(2.1)	$(30.8	)**

GAAP Diluted EPS (loss)	$(1.42	)*	$(0.03)	$(0.49	)**

Non-GAAP Net Income (loss)	$(1.2)		$0.5	$1.1

Non-GAAP Diluted EPS (loss)	$(0.02)		$0.01	$0.02

Cash and Short Term Investments	$68		$68	$75

* Includes impairment charge for goodwill and long lived assets of approximately $84.1 million.
** Includes a non-cash charge of $26.2 million for establishing a valuation allowance for the company’s deferred tax assets and a $3.3 million restructuring charge.

Key User, Footprint and Customer Metrics
	Q4’08	Q3’08	Q4’07

iPass On-Network Users	468,000	499,000	576,000
iPass Off-Network Users	693,000	628,000	500,000
Total iPassConnect Software Users	1,161,000	1,127,000	1,076,000

Broadband Users	312,000	311,000	274,000
Dial Users	156,000	188,000	302,000
Total iPass On-Network Users	468,000	499,000	576,000

Broadband Venues	109,000	105,000	95,000

Total Forbes Global 2000 Customers	447	439	417

Company Outlook

The following statements are based on information available to iPass today, and iPass does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward looking, and actual results may differ materially.

For the quarter ending March 31, 2009, iPass projects revenues of approximately $42 million to $45 million, fully diluted GAAP earnings (loss) per share of approximately ($0.12) to ($0.15) and fully diluted non-GAAP earnings (loss) per share of approximately ($0.04) to ($0.07). The difference between the projected fully diluted GAAP loss per share and the projected fully diluted non-GAAP loss per share of approximately $0.08 is based on expected FAS 123R stock-based compensation of $1.2 million dollars, the expected amortization of intangibles of $0.4 million and an expected restructuring charge of approximately $3.1 million in the first quarter of 2009 which, when divided by an expected 62 million fully diluted shares outstanding, results in the $0.08 difference.

Conference Call

iPass will host a public conference call today to discuss this announcement at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

The call will be webcast on iPass’ web site at http://investor.ipass.com, and a replay of the webcast will be available on iPass' web site until iPass reports its first quarter 2009 financial results. A taped replay will also be available for two weeks following the date of the call. The dial-in numbers for the taped replay are 1-888-286-8010 (U.S. and Canada) and 1-617-801-6888 (international). The ID number for the replay call is 10247944.

Cautionary Statements

iPass’ projections of its first quarter 2009 financial results under the caption "Company Outlook," and the statements regarding iPass’ belief that it is well positioned to weather the recession and emerge from it as a more focused and stronger competitor, the expected cost savings from the restructuring plan and the results that it expects to realize from its 2009 plan and opportunities in its customer base from development upgrades to its platform in this press release are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the risk that the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that the current economic downturn and the associated customer layoffs and travel reductions will have a greater negative impact on iPass than it predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass' services; increased competition, which may cause pricing pressure on the fees iPass charges; the risk that iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; the risk that iPass may not be able to establish additional relationships with broadband access point providers, including providers of 2.5G/3G Mobile Data, at the level iPass expects if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers; the risk that, if bookings or sales are greater than iPass expects, then resulting sales commissions and/or other sales related expenses could cause iPass’ non-stock compensation expenses in the fourth quarter to be greater than currently expected;  and the risk that iPass may not be able to generate revenue from new services if market acceptance of those new services is not as iPass expects.  Detailed information about potential factors that could potentially affect iPass' business, financial condition and results of operations is included in iPass' Quarterly Report on Form 10-Q under the caption " Factors Affecting Operating Results" in Part I, Item 2 of that report, filed with the Securities and Exchange Commission (the "SEC") on November 10, 2008 and available at the SEC's Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

Information Regarding Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass management evaluates and makes operating decisions using various performance measures. In addition to iPass’ GAAP results, the company also considers non-GAAP net income (loss).  iPass further considers various components of non-GAAP net income (loss) such as non-GAAP earnings (loss) per share and non-GAAP operating income (loss). Non-GAAP net income (loss) is generally based on the revenues, network access expenses, network operations, research and development, sales and marketing and general and administrative expenses management considers in evaluating the company’s ongoing core operating performance. Non-GAAP net income (loss) consists of net income (loss) excluding equity plan-related compensation expenses, restructuring  and other charges, impairment of goodwill and long lived assets, amortization of intangible assets, and valuation allowance for deferred tax assets which are charges and gains which management does not consider reflective of the company’s core operating business. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (FAS 123R). Restructuring and other charges consist of severance and benefits, excess facilities and asset-related charges, and also include strategic reallocations or reductions of personnel resources. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Management does not consider these expenses to be part of core operating performance.

For purposes of comparability across other periods and against other companies in the company’s industry, the company reports non-GAAP net income (loss) as adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income (loss) and non-GAAP operating income (loss) are supplemental measures of our performance that are not required by, nor presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company’s liquidity. The company presents non-GAAP net income (loss) and non-GAAP operating income (loss) because the company considers them to be important supplemental measures of the company’s performance.

Management excludes from its non-GAAP net income (loss) and non-GAAP operating income (loss) certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses non-GAAP earnings per share as one of the components for measurement of incentive compensation. Management uses this view of the company’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the following excluded items:

a) stock-based compensation expense;

b) restructuring and other charges;

c) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions;

d) impairment of goodwill and long lived assets

e) valuation allowance for deferred tax assets.

Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

iPass believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2) Since the company has historically reported non-GAAP results to the investment community, the company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in the company’s industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the company's performance.

Set forth below are additional reasons why specific items are excluded from the company's non-GAAP financial measures:

a) While stock-based compensation calculated in accordance with FAS 123R constitutes an ongoing and recurring expense of the company, it is not an expense that typically requires or will require cash settlement by the company. The company therefore excludes these charges for purposes of evaluating core performance as well as with respect to evaluating any potential acquisition.

b) Restructuring and other charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

c) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. The company analyzes and measures the company’s operating results without these charges when evaluating the company’s core performance. Generally, the impact of these charges to the company's net income (loss) tends to diminish over time following an acquisition;

d) Impairment of goodwill and long lived assets are excluded because it is inconsistent in amount and frequency. The company analyzes and measures the company’s operating results without these charges when evaluating the company’s core performance. The impairment charges are not charges that typically requires or will require cash settlement by the company;

e) Valuation allowance for deferred tax assets is excluded because it is inconsistent in amount and frequency. iPass analyzes and measures operating results without this charge when evaluating core performance. The charge is not an expense that typically requires or will require cash settlement by the company;

f) Income tax expense (benefit) is adjusted in the non-GAAP tax-effected numbers by the amount of additional expense or benefit that the company would accrue if non-GAAP results were used instead of GAAP results in the calculation of tax liability, taking into consideration the company's long-term tax structure.

In the future, the company expects to continue reporting non-GAAP financial measures on a tax-effected basis excluding items described above and the company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in the company’s non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP results. In the future, the company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    --  The company's stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in the company’s GAAP results for the foreseeable future under FAS 123R.

    -- Amortization of intangibles, though not directly affecting iPass’ current cash position, represents the loss in value as the technology in the company’s industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining the company’s current technological position in the company’s competitive industry which is addressed through the company’s research and development program.

    -- Other companies, including other companies in iPass’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company's GAAP and non-GAAP financial results is provided in this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the company's SEC filings.

The reconciliation of non-GAAP financial measures set forth in this press release for the fourth quarter of 2008 and 2007 is set forth in the financial statements at the end of this press release.

The reconciliation between GAAP and non-GAAP operating income (loss) for the third quarter of 2008 is as follows (in thousands):

GAAP operating income (loss)	$(1,743)
(a) FAS 123R stock-based compensation	1,485
(b) Restructuring charges	30
(c) Amortization of intangibles	1,050
Non-GAAP operating income (loss)	$(822)

The reconciliation between GAAP and non-GAAP net income (loss) for the third quarter of 2008 on tax-effected basis is as follows (in thousands):

GAAP net income (loss)	$(2,098)
(a) FAS 123R stock-based compensation	1,485
(b) Restructuring charges	30
(c) Amortization of intangibles	1,050
Non-GAAP net income (loss)	$467

A reconciliation between GAAP and non-GAAP diluted net income (loss) per share for the third quarter of 2008 on a tax-effected basis is as follows:

GAAP diluted net income (loss) per share	$(0.03)
(a)Per share effect of FAS 123R stock-based compensation, restructuring charges, amortization of intangibles and valuation allowance for deferred tax assets	$0.04
Non-GAAP diluted net income (loss) per share	$0.01

Other non-GAAP financial measures set forth in the financial statements are reconciled following those statements.

About iPass Inc.

iPass helps enterprises unify the management of remote and mobile connectivity and devices. With iPass software and services, customers can create easy-to-use broadband solutions for their mobile workers, home offices and branch and retail locations, complete with device management, security validation and unified billing. iPass offerings are powered by its leading global virtual network, on-demand management platform, and award-winning client software. The iPass global virtual network unifies hundreds of wireless, broadband and dial-up providers in over 160 countries.  Hundreds of Global 2000 companies rely on iPass services, including General Motors, Nokia, and Reuters. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia. For more information, visit www.ipass.com.

NOTE:  iPass(R) is a registered trademark of iPass Inc.

CONTACT:
Investor Relations
ir@iPass.com
650-232-4113

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$46,414	$49,511	$191,513	$191,732

Operating expenses (a)
Network access	20,373	18,204	81,961	69,143
Network operations	8,632	8,591	34,770	34,258
Research and development	4,173	4,657	16,461	21,141
Sales and marketing	9,738	13,199	41,141	52,809
General and administrative	4,472	5,145	21,175	21,358
Restructuring and Other Charges (b)	798	3,306	858	3,167
Amortization of intangibles (c)	751	1,051	3,901	4,201
Impairment of goodwill and long lived assets (d)	84,123	-	84,123	-
Total operating expenses	133,060	54,153	284,390	206,077

Operating loss	(86,646)	(4,642)	(92,877)	(14,345)

Other income (expense), net	(16)	910	643	3,282

Loss before income taxes	(86,662)	(3,732)	(92,234)	(11,063)

Provision for (benefit from) income taxes (e)	75	26,630	(581)	23,151

Net loss	$(86,737)	$(30,362)	$(91,653)	$(34,214)

Net loss per share:
Basic	$(1.42)	$(0.49)	$(1.50)	$(0.54)
Diluted	$(1.42)	$(0.49)	$(1.50)	$(0.54)
Number of shares used in per share calculations:
Basic	61,243,147	61,716,199	61,179,696	62,828,202
Diluted	61,243,147	61,716,199	61,179,696	62,828,202
Non-GAAP Diluted Shares	61,243,147	61,716,199	61,680,695	63,925,453

(a) FAS 123(R) stock-based compensation and amortization of deferred stock-based compensation included in the expense line items:
Network operations	34	182	906	799
Research and development	65	117	497	959
Sales and marketing	1	151	487	1,246
General and administrative	(227)	221	1,904	1,914
Total amortization of stock-based compensation	$(127)	$671	$3,794	$4,918

A reconciliation between operating loss on a GAAP basis and non-GAAP operating income (loss) is as follows:
GAAP operating loss	$(86,646)	$(4,642)	$(92,877)	$(14,345)
(a) Amortization of stock-based compensation	(127)	671	3,794	4,918
(b) Restructuring and other charges	798	3,306	858	3,167
(c) Amortization of intangibles	751	1,051	3,901	4,201
(d) Impairment of goodwill and long lived assets	84,123	-	84,123	-
Non-GAAP operating income (loss)	$(1,101)	$386	$(201)	$(2,059)

A reconciliation between net loss on a GAAP basis and non-GAAP net income (loss), net of tax effect, is as follows:
GAAP net loss	$(86,737)	$(30,362)	$(91,653)	$(34,214)
(a) Amortization of stock-based compensation	(127)	671	3,794	4,918
(b) Restructuring and other charges	798	3,306	858	3,167
(c) Amortization of intangibles	751	1,051	3,901	4,201
(d) Impairment of goodwill and long lived assets	84,123	-	84,123	-
(e) Valuation allowance for deferred tax assets	-	26,226	-	26,226
(1) Provision for income taxes		-		(2,779)
Non-GAAP net income (loss)	$(1,192)	$892	$1,023	$1,519

A reconciliation between diluted net loss per share on a GAAP basis and non-GAAP diluted net income (loss) per share, net of tax effect, is as follows:
GAAP diluted net loss per share	$(1.42)	$(0.49)	$(1.50)	$(0.54)

Per share effect of FAS 123(R) stock-based compensation, restructuring and other charges, amortization of intangibles, impairment of goodwill and long lived assets and provision for income taxes	1.40	0.50	1.52	0.56
Non-GAAP diluted net income (loss) per share	$(0.02)	$0.01	$0.02	$0.02

(1) The estimated non-GAAP effective tax rate was 0% for the three and twelve months ended December 31, 2008, due to the establishment of a full valuation allowance on deferred tax assets. The estimated non-GAAP effective tax rate was 0% for the three months ended December 31, 2007, due to the establishment of a full valuation allowance on deferred tax assets.  The estimated non-GAAP tax effect for the twelve months ended December 31, 2007 includes the tax effect of the non-GAAP adjustments through the first nine months of 2007.

iPASS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2008	2007

Assets

Current assets:
Cash and cash equivalents	$33,077	70,907
Short-term investments	35,309	4,258
Accounts receivable, net	33,843	35,938
Prepaid expenses and other current assets	7,225	7,116
Short-term deferred income tax assets	99	575
Total current assets	109,553	118,794

Property and equipment, net	7,365	9,272
Other assets	6,445	4,876
Acquired intangibles, net	2,216	9,504
Goodwill	-	79,543
Total assets	$125,579	221,989

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$15,406	15,923
Accrued liabilities	12,258	15,788
Short-term deferred revenue	5,591	6,606
Total current liabilities	33,255	38,317

Deferred tax liability-long term	-	575
Long-term deferred revenue	1,958	949
Other long-term liabilities	255	1,040
Total liabilities	$35,468	40,881

Stockholders' equity:
Common stock	61	62
Additional paid-in capital	242,159	241,703
Accumulated other comprehensive income	216	15
Accumulated deficit	(152,325)	(60,672)
Total stockholders' equity	90,111	181,108
Total liabilities and stockholders' equity	$125,579	221,989